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                                                                   EXHIBIT 10.21


October 22, 1998


Women.com Networks
1820 Gateway Drive, Suite 100
San Mateo, CA 94404-2471

Attention:  Marleen McDaniel, CEO

Dear Marleen:

This will confirm the basis upon which Women.com Networks (the "Company") has engaged BT Alex. Brown Incorporated ("BT Alex. Brown") on an exclusive basis, to provide advisory and investment banking services with respect to the exploration of strategic alternatives that may lead to a possible transaction (a "Transaction"), through (i) a minority investment in the Company (a "Minority Investment") or (ii) a sale, merger, joint venture or otherwise (a "Sale"), whether effected in a single transaction or a series of related transactions, in which 50% or more of the voting power of the Company or all or a substantial portion of its business or assets are combined with or transferred to another company (excluding reincorporations or similar reorganizations).

Section 1. Services to be Rendered. BT Alex. Brown agrees to perform such of the following financial advisory and investment banking services as the Company reasonably and specifically requests:

        (a) BT Alex. Brown will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company;

        (b) Assist the Company in identifying and evaluating candidates for a potential Transaction with the Company;

        (c) Assist the Company in the preparation and implementation of a marketing plan and in the preparation of a memorandum (together with exhibits, the "Memorandum") describing the Company and its business operations for distribution to potential parties to a Transaction;

        (d) Contact potential candidates which BT Alex. Brown and the Company believe to be appropriate for a potential Transaction. In rendering such services, BT Alex. Brown may meet with representatives of such candidates, as are approved in advance by the Company, and provide such representatives with such information about the Company as may be appropriate, subject to customary business confidentiality;

        (e) BT Alex. Brown will advise and assist the Company in considering the desirability of effecting a Transaction, and, if the Company believes such a Transaction to be desirable, in developing a general negotiating strategy for accomplishing a Transaction;

        (f) BT Alex. Brown will advise and assist management of the Company in making presentations to the Board of Directors of the Company concerning any proposed Transaction; and

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        (g)    BT Alex. Brown will advise and assist the Company in the course of its negotiation of a Transaction and will participate in such negotiations.

The Company will furnish BT Alex. Brown such information as BT Alex. Brown reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the "Information"). The Company understands and agrees that BT Alex. Brown, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and any potential partners and that BT Alex. Brown does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company or any potential partner, including, without limitation, any financial information, forecasts or projections, considered by BT Alex. Brown in connection with the rendering of its services. Accordingly, BT Alex. Brown shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or any potential partner. With respect to any financial forecasts and projections made available to BT Alex. Brown by the Company or any potential partners and used by BT Alex. Brown in its analysis, BT Alex. Brown shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or any potential partner, as the case may be, as to the matters covered thereby.

In connection with the services described in this Section 1, the Company authorizes BT Alex. Brown, as the Company's representative, to transmit the Memorandum to potential parties to a Transaction and execute on behalf of the Company a confidentiality agreement, in form approved by the Company, to be entered into by such parties. The Company hereby acknowledges that all information contained in the Memorandum will be provided by or based upon information provided by the Company or third parties, and that the Company will be solely responsible for the contents thereof. BT Alex. Brown agrees to obtain the consent of the Company prior to contacting any potential party to a Transaction.

Section 2. Transaction Fees. The Company shall pay BT Alex. Brown for its services hereunder a cash fee equal to:

        (a) in the event of a Minority Investment, a cash fee at closing equal to five percent (5%) of the Aggregate Consideration (as hereinafter defined) payable to the Company or its securityholders in such Transaction, but in no event less than $1,000,000. In addition, the Company agrees that BT Alex. Brown shall have the right to reinvest an amount equal to half of the fee earned hereunder pursuant to five year noncancelable warrants to purchase common stock exercisable at 120% of the common equivalent price per share of the securities sold in the Transaction. The warrants shall include (without limitation) a "net issuance" exercise feature; and

        (b) in the event of a Sale, payable at closing of such Transaction a cash fee of $1,000,000.

                For purposes of this Agreement, the term "Aggregate Consideration" shall mean the total amount of cash and the fair market value (on the date of closing of such Transaction) of all other property paid or payable (including promotional commitments) directly or indirectly to the Company or any of its securityholders in connection with a Transaction (including (i) amounts paid to holders of any warrants or convertible securities of the Company and to holders of any options or stock appreciation rights issued by the

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October 22, 1998
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                Company, whether or not vested; and, (ii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including pension liabilities, guarantees, capitalized leases and the like) of the Company repaid, retired, extinguished or assumed in connection with, or, in the case of an acquisition of the Company, which otherwise remains outstanding as of the closing of, a Transaction.

                For purposes of calculating Aggregate Consideration, the value of any securities issuable in connection with a Transaction (whether debt or equity) that are freely tradable in an established public market will be determined on the basis of the average closing price in such market during the ten business days prior to the consummation of the Transaction (the "Valuation Period"), and the value of securities that are not freely tradable (or have no established public market) or other property will be the fair market value of such securities or other property on during the Valuation Period as determined in good faith and upon mutual agreement of the Company and BT Alex. Brown or if the Company and BT Alex. Brown are unable to reach such an agreement within the thirty (30) days after the consummation of the Transaction, as determined by an investment banker or other person experienced in valuing such stock, equity securities or non-cash consideration mutually acceptable to BT Alex. Brown and the Company. Such determination of such investment banker or other person shall be binding upon BT Alex. Brown and the Company, and BT Alex. Brown and the Company shall be responsible for paying one-half of the fees of such investment banker or other person. In the event an agreement for a Transaction provides for escrowed or contingent payments or other payments over time ("Deferred Payments"), BT Alex. Brown and the Company shall determine the value of such payments at the time the exact amount is received by the Company. BT Alex Brown's fees with respect to such Deferred Payments shall be calculated based upon such exact amount when received by the Company and such fees shall be paid within a reasonable time after such Deferred Payments are received by the Company.

Section 3. Expenses. In addition to any fees that may be payable to BT Alex. Brown hereunder and regardless of whether any Transaction is proposed or consummated, the Company hereby agrees, from time to time upon request, to reimburse BT Alex. Brown for all reasonable fees and disbursements of BT Alex. Brown's counsel, if any, and all of BT Alex. Brown's reasonable travel and other out-of-pocket expenses incurred in connection with any actual or proposed Transaction arising out of BT Alex. Brown's engagement hereunder. Any fees and/or disbursements individually or in the aggregate in excess of $25,000.00 must be approved in advance by the written consent of the Company.

Section 4. Scope of Responsibility. Neither BT Alex. Brown nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to BT Alex. Brown's engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by BT Alex. Brown, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of BT Alex. Brown.

Section 5. Indemnity and Contribution. The Company agrees to indemnify and hold harmless BT Alex. Brown and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as

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incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which BT Alex. Brown or any other indemnified person is a party) arising out of or related to any actual or proposed Transaction or BT Alex. Brown's engagement hereunder; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by BT Alex. Brown, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of BT Alex. Brown. In the event that the foregoing indemnity is unavailable or insufficient to hold BT Alex. Brown and other indemnified parties harmless, then the Company shall contribute to amounts paid or payable by BT Alex. Brown and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company and BT Alex. Brown in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event BT Alex. Brown's aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees and expenses actually received by BT Alex. Brown pursuant to this Agreement. For purposes hereof, relative benefits to the Company and BT Alex. Brown of the Transaction shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders in connection with the Transaction bears to the fees paid to BT Alex. Brown pursuant to its engagement in respect of such Transaction.

The Company will not, without the prior written consent of BT Alex. Brown, settle any litigation relating to BT Alex. Brown's engagement hereunder unless such settlement includes an express, complete and unconditional release of BT Alex. Brown and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to BT Alex. Brown's engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

Section 6. Termination of Engagement. BT Alex. Brown's engagement hereunder may be terminated by either the Company or BT Alex. Brown at any time, with or without cause, upon written notice to that effect to the other party; provided, however, that

        (a) BT Alex. Brown will be entitled to its full fee under Section 2 hereof in the event that (i) at any time prior to the expiration of 18 months after such termination by the Company, a Transaction is consummated with a party which contacted the Company or was contacted by the Company or BT Alex. Brown on behalf of the Company (provided such party is not an existing shareholder of the Company) during the course of this engagement pursuant to the terms of this Agreement; or (ii) the Company enters into an agreement during the term of this Agreement which contemplates a Transaction and such Transaction is consummated within 24 months after termination with a party which contacted the Company or was contacted by the Company or BT Alex. Brown on behalf of the Company during the course of this engagement pursuant to the terms of this Agreement; and

        (b) the provisions of this Section 6 and of Sections 3, 4 and 5 hereof shall survive such termination.

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Section 7. Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived.

Section 8. Reliance on Others. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

Section 9. Affiliate Services. In connection with the services contemplated by this Agreement, BT Alex. Brown may employ, on an "as needed" basis, the services of personnel who are employees of Bankers Trust Company or its affiliates.

Section 10. Publicity. In the event of consummation of any publicly-disclosed Transaction, BT Alex. Brown shall have the right to disclose its participation in such Transaction, including, without limitation, the placement of "tombstone" advertisements in financial and other newspapers and journals.

Section 11. No Rights in Shareholders, etc. The Company recognizes that BT Alex. Brown has been engaged only by the Company, and that the Company's engagement of BT Alex. Brown is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against BT Alex. Brown or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of BT Alex. Brown or any statements, advice, opinions or conduct by BT Alex. Brown. Without limiting the foregoing, any opinions or advice rendered to the Company's Board of Directors or management in the course of the Company's engagement of BT Alex. Brown are for the purpose of assisting the Board or management, as the case may be, in evaluating the Transaction and do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with the Transaction. BT Alex. Brown's role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and BT Alex. Brown.

Section 12. Miscellaneous. In order to better coordinate the activities of BT Alex. Brown contemplated by this letter, both the Company (including management or other officers and directors of the Company) and BT Alex. Brown will promptly inform the other of inquiries of third parties which it receives concerning a Transaction. Nothing in this Agreement is intended to obligate or commit BT Alex. Brown or any of its affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company. BT Alex. Brown may not assign its obligations or rights pursuant to this Agreement without the prior written consent of the Company.



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If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

                                   Sincerely,


                                   BT ALEX. BROWN INCORPORATED


                                   By:  /s/ BT Alex. Brown Incorporated
                                        -----------------------------------



AGREED TO:

Women.com Networks


By:  /s/ Women.com Networks
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